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                                                                   EXHIBIT 10.34

                                  AMENDMENT TO
                             OPERATING AGREEMENT OF
                  LOUISIANA HEART HOSPITAL, LLC (the "Company")

         THIS AMENDMENT to the Operating Agreement of the Company is effective as of the date the Operating Agreement is initially adopted by its Member(s) (the "Amendment").

         1. A new Section 3.1(b)(iii) is hereby added to the Operating Agreement as follows:

                           (iii) Each Member shall contribute twenty percent (20%) of their initial Capital Contributions upon execution of this Agreement, and shall provide simultaneously written evidence satisfactory to LHMI that the balance of their initial Capital Contributions is available to be funded through an irrevocable letter of credit (for which the Company and LHMI shall have no liability and which will continue to be available for at least twenty-four (24) months from execution). Each Member shall arrange that following the contribution of twenty percent (20%) of the required initial Capital Contribution, LHMI shall be permitted, upon five (5) days written notice from LHMI at any time after execution of this Agreement, to draw on such letter of credit for the remaining balance of the initial Capital Contribution of the applicable Member as the needs of the Company for funds may require, in LHMI's sole discretion and without the Member's consent. Each Member acknowledges that in all events LHMI intends to require all initial Capital Contributions to be made in full within twenty-four (24) months of subscription.

Except as provided herein, the Operating Agreement shall remain in full force and effect.